          Filed pursuant to Rule 424(b)(3) Registration No. 333-68505


PROSPECTUS
                                3,098,400 SHARES

                         GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

         This Prospectus relates to 3,098,400 shares of General Growth Properties, Inc. common stock that may be sold from time to time by the selling stockholders in accordance with the plan of distribution described elsewhere in this Prospectus.

         General Growth Properties common stock is listed on the New York Stock Exchange and traded under the symbol "GGP". The last reported sale price of General Growth Properties common stock on the New York Stock Exchange on December 4, 1998, was $37.25 per share.

         The principal executive offices of General Growth Properties are located at 110 North Wacker Drive, Chicago, Illinois 60606 and its telephone number is (312) 960-5000.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
              UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

               The date of this Prospectus is December 21, 1998.

                              AVAILABLE INFORMATION

         General Growth Properties, Inc., a Delaware corporation (the "Company"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The common stock, par value $.10 per share (the "Common Stock"), of the Company is listed on the New York Stock Exchange ("NYSE") and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are in summary form and therefore are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

              1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, dated March 31, 1998 (the "Company 10-K");

              2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, dated May 14, 1998, as amended by Form 10-Q/A dated May 21, 1998;

              3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, dated August 12, 1998;

              4. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, dated November 12, 1998;

              5. Current Report on Form 8-K dated May 26, 1998, as amended by Form 8-K/A dated June 2, 1998;

              6.  Current Report on Form 8-K dated June 4, 1998;




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

              7.  Current Report on Form 8-K dated June 17, 1998;

              8. Current Report on Form 8-K dated August 5, 1998, as amended by Form 8-K/A dated September 29, 1998;

              9.  Current Report on Form 8-K dated August 7, 1998;

              10. Current Report on Form 8-K dated September 30, 1998, as amended by Form 8-K/A dated November 4, 1998;

              11. Current Report on Form 8-K dated October 1, 1998;

              12. Current Report on Form 8-K dated October 5, 1998, as amended by Form 8-K/A dated November 9, 1998;

              13. Current Report on Form 8-K dated November 10, 1998;

              14. Current Report on Form 8-K dated November 18, 1998;

              15. The portions of the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders that have been incorporated by reference into the Company's Annual Report on Form 10-K;

              16. The description of the Company's 7.25% Preferred Income Equity Redeemable Stock, Series A, par value $100 per share ("PIERS"), which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on June 5, 1998, pursuant to Section 12(b) of the Exchange Act;

              17. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act; and

              18. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on November 18, 1998, pursuant to Section 12(b) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to General Growth Properties, Inc., 110 North Wacker, Chicago, IL 60606, Attention: Director of Investor Relations, Telephone (312) 960-5000.


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

                           FORWARD LOOKING STATEMENTS

         This Prospectus and those documents incorporated by reference herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "estimates," "anticipates," "predicts," "intends," "believes," "seeks," and "should" and other similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

         Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, shifts in customer demands, tenant bankruptcies, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes and the continued availability of financing in the amounts and at the terms necessary to support the Company's future business.

                                   THE COMPANY

         All references to the "Company" in this Prospectus include the Company and those entities owned or controlled by the Company (including GGP Limited Partnership, a Delaware limited partnership (the "Partnership")), unless the context indicates otherwise.

         The Company is a self-administered and self-managed real estate investment trust ("REIT") that owns, operates, acquires, develops, expands, finances and manages enclosed mall shopping centers in major and middle markets throughout the United States. The Company was organized in 1986 to continue and expand the business of the Bucksbaum family, which has been engaged in the shopping center business since 1954.

         As of November 16, 1998, the Company owned or had an ownership interest in 87 enclosed mall shopping centers located in 37 states with approximately 74 million square feet of gross retail space, including anchor stores, freestanding stores and mall tenant areas ("GLA"). Specifically, the Company owned: (i) 100% of 54 enclosed mall shopping centers, including two mall shopping centers currently under construction; (ii) 51% of the outstanding common stock of GGP/Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes ("GGP/Ivanhoe"), which owned 100% of two enclosed mall shopping centers; (iii) 50% of each of two enclosed mall shopping centers;
(iv) approximately 38% of the outstanding common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes ("GGP/Homart"), which owned interests in 23 enclosed mall shopping centers; (v) 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that intends to elect to be taxed as a REIT ("GGP Ivanhoe III"), which owned 100% of six enclosed mall shopping centers; and (vi) a 100% non-voting preferred stock interest (representing 95% of the equity interest) in General Growth Management, Inc. ("GGMI") (the voting common stock of GGMI (representing 5% of the equity interest in GGMI) is held by certain employees of GGMI (who are also officers of the Company)). As of the same date, the Company owned 100% of the preferred units of limited partnership interest in the Partnership and an approximate 61% general partnership interest in the Partnership. The remaining approximate 39% partnership interest in the Partnership is held by limited partners (the "Limited Partners") in the form of common units of limited partnership interest in the Partnership. Such Limited Partners include a partnership comprised of trusts for the benefit of certain members of the Bucksbaum family as well as contributors of properties to the Company.


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


         The Company has qualified as a REIT for federal income tax purposes. In order to maintain such qualification, the Company is required to distribute at least 95% of its REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and its net income (after tax) from foreclosure property each year. Dividends on preferred stock including, without limitation, the PIERS, is included as a distribution for this purpose.

         The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 110 North Wacker, Chicago, IL 60606, its telephone number is (312) 960-5000 and its website address is http://www.generalgrowth.com.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale by HRE Nashland, Inc., a Delaware corporation, and/or HRE Altamonte, Inc., a Delaware corporation (collectively, the "Selling Stockholders") of any of their shares of Common Stock covered by this Prospectus (the "Shares").

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of each Selling Stockholder, (ii) the number of Shares currently beneficially owned by each Selling Stockholder and (iii) the number of Shares which will be beneficially owned by each Selling Stockholder after the offering, assuming the sale of all the Shares set forth in (ii) above:


                                        Beneficial                    Shares                   Beneficial
                                         Ownership                     to Be                    Ownership
Selling Stockholders                 Prior to Offering              Offered (1)           After Offering (1)
--------------------                 -----------------              -----------           ------------------

HRE Altamonte, Inc.                   2,158,013                    2,158,013                      ---


HRE Nashland, Inc.                      940,387                      940,387                      ---

--------------------

(1) The number of Shares to be sold by the Selling Stockholders at any time or from time to time cannot currently be determined.

         The Selling Stockholders received the Shares of the Company's Common Stock in redemption of their common units of limited partnership interest in the Partnership. The Partnership issued the common units of limited partnership interest to the Selling Stockholders on July 21, 1998 in connection with a transaction in which the Partnership and Altamonte Springs Mall, L.P., a wholly owned affiliate of the Partnership, acquired 100%, of the partnership interests in a general partnership that owns Altamonte Mall in Altamonte Springs, Florida. As part of that transaction, HRE Altamonte, Inc. and a partnership in which HRE Nashland, Inc. held a majority interest, each contributed its 50% joint venture interest in the partnership owning Altamonte Mall.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. The Shares may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus;

(c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the Shares by the lender thereunder; and (f) any other legally available means.

         To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

         The Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, the Company may be required to file a Prospectus Supplement pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement will be delivered together with this Prospectus to any purchaser of such Shares.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

         The Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, the Company has informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions. The Company will not receive any proceeds from the sale of any Shares by the Selling Stockholders. The Company will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions.

         Each of the Selling Stockholders is acting independently of the Company in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, the Company has agreed to make available to the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and has informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

         The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.


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


                        FEDERAL INCOME TAX CONSIDERATIONS

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF CAPITAL STOCK

         This section is a summary of certain federal income tax matters of general application pertaining to REITs and their stockholders under the Internal Revenue Code of 1986 (the "Code"). The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation.

         In the opinion of Neal, Gerber & Eisenberg, tax counsel to the Company, the Company has been organized and operated in a manner that has enabled it to qualify as a REIT under Sections 856 through 859 of the Code, and its proposed method of operation will enable it to continue to so qualify. No assurance can be given, however, that the Company will so qualify or continue to so qualify. The Company's ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder is dependent upon actual operating results.

         To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its stock. First, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation; shares of qualified REITs and of certain wholly owned subsidiaries are exempt from this prohibition. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to residents except through an independent contractor which is paid an arm's length fee and from which the REIT derives no income.

         For the Company to remain qualified as a REIT, no more than 50% in value of its outstanding capital stock, including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year. Accordingly, the Certificate of Incorporation of the Company, as amended, contains provisions restricting the acquisition of shares of the Company's capital stock.

         So long as the Company qualifies for taxation as a REIT and distributes at least 95% of the sum of (a) its REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) its net income (after tax) from foreclosure property for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of the sum of its REIT taxable income and net income from foreclosure property. REITs may also incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

         In the case of a REIT which is a partner in a partnership, such as the Company, Treasury Department regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of qualifying as a REIT.

         Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, the Company would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions are met. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to such nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests of the tax law, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the income tests so long as its failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

         As used herein, the term "U.S. Stockholder" means a holder of the Company's stock who, for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons as defined in section 7701(a)(30) of the Code have the authority to control all the substantial decisions of such trust.

         As long as the Company qualifies as a REIT, distributions made to its U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to such U.S. Stockholders as ordinary income. Corporate U.S. Stockholders will not be entitled to the dividends-received deduction with respect to distributions by the Company. Distributions that are designated as capital gain dividends will be taxable to U.S. Stockholders as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its stock. Subject to certain limitations, such capital gains dividends received by an individual U.S. Stockholder may be eligible for the 20% or 25% capital gains rates of tax. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather, will be a nontaxable reduction in a U.S. Stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

         Any dividend declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the U.S. Stockholder on December 31, of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

         U.S. Stockholders holding capital stock at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount as the Company may designate in a written notice mailed to its stockholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include such a designated amount in determining such stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. Stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. U.S. Stockholders will increase their basis in their capital stock by the difference between the amount of such includible gains and the tax deemed paid by the U.S. Stockholder in respect of such gains.

         U.S. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of capital stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify the stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a U.S. Stockholder who is not a dealer in securities will be treated as long-term capital gain if held for more than 12 months and otherwise as short-term capital gain or loss. Long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock is generally subject to a maximum tax rate of 20% in respect of property held in excess of 12 months. However, any loss upon a sale or exchange of capital stock by a U.S. Stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.

BACKUP WITHHOLDING

         The Company will report to its U.S. Stockholders and to the Internal Revenue Service ("IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. Stockholders that fail to certify their non-foreign status to the Company. See "-Taxation of Non-U.S. Stockholders of the Company."

TAXATION OF PENSION TRUSTS

         One of the requirements for the Company to qualify as a REIT for federal income tax purposes is that, during the last half of each taxable year, not more than 50% in value of the Company's capital stock can be owned by five or fewer individuals (as defined in the Code to include certain entities). For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the capital stock, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF NON-U.S. STOCKHOLDERS OF THE COMPANY

         The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in capital stock, including any reporting requirements.

         Distributions by the Company. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non- U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.

         Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's capital stock, but rather will reduce the adjusted basis of such capital stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's capital stock, they will give rise to gain from the sale or exchange of its capital stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

         Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests (whether or not designated as a capital gain dividend) will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by the Company as undistributed capital gains in respect of stockholders' shares would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

         Sale of capital stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Notwithstanding the foregoing, gain from the sale or exchange of capital stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         The Company believes that it will continue to be a "domestically controlled REIT," and therefore that the sale of capital stock will not be subject to taxation under FIRPTA. However, because the capital stock is publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." If the Company fails to qualify as a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock still would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest," if (i) the capital stock (as applicable) is "regularly traded" (as defined by applicable treasury regulations) on an established securities market (e.g., the NYSE) and (ii) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If gain on the sale or exchange of Capital Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular

United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals), and the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup Withholding Tax and Information Reporting. Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of capital stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of sale of capital stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of capital stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Treasury Regulations.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the consolidated financial statement schedule as of December 31, 1997 have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Statement of Revenues and Certain Expenses of Northbrook Court for the year ended December 31, 1997 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated June 2, 1998, all in reliance upon the reports of PricewaterhouseCoopers LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The combined statement of revenues and certain expenses for certain retail properties of MEPC American Holdings Inc., U.K.-American Properties, Inc. and Caledonian Holding Company, Inc., wholly owned subsidiaries of MEPC plc, a United Kingdom company (the "MEPC American Group"), for the year ended September 30, 1997 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated June 2, 1998 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph indicating that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Commission as described in note B to the combined statement of revenues and certain expenses and is not intended to be a complete presentation of the MEPC American Group's revenues and expenses. The combined statement of revenues and certain expenses of the Landmark Mall,

Mayfair Complex, The Meadows, Northgate Mall, Oglethorpe Mall and Park City Center for the year ended December 31, 1997 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated June 2, 1998 in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The statement of excess revenues over specific operating expenses for Altamonte Mall for the year ended December 31, 1997 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated September 29, 1998 in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The statement of revenues and certain expenses of Spring Hill Mall for the year ended December 31, 1997 has been incorporated by reference herein from the Company's Current Report on Form 8-K/A dated November 4, 1998 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. Such report contains an explanatory paragraph indicating that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Commission as described in note 1 to the statements of revenues and certain expenses and is not intended to be a complete presentation of Spring Hill Mall's revenues and expenses. The statement of revenue and certain expenses of Coastland Center for the year ended December 31, 1997, incorporated by reference herein from the Company's Current Report on Form 8-K/A dated November 9, 1998, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. Such statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

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         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                                TABLE OF CONTENTS

                                                                         PAGE

AVAILABLE INFORMATION..................................................... 2
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE............................................................ 2
FORWARD LOOKING STATEMENTS................................................ 4
THE COMPANY............................................................... 4
USE OF PROCEEDS........................................................... 5
SELLING STOCKHOLDERS...................................................... 5
PLAN OF DISTRIBUTION...................................................... 5
FEDERAL INCOME TAX CONSIDERATIONS......................................... 7
LEGAL MATTERS.............................................................12
EXPERTS...................................................................12


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                                3,098,400 Shares



                                 GENERAL GROWTH
                                PROPERTIES, INC.



                                  COMMON STOCK



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                                   PROSPECTUS

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                               December 21, 1998



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